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                                                                    EXHIBIT 10.1

                      FOURTH AMENDMENT TO CREDIT AGREEMENT

          This Amendment, dated as of June 6, 2006, but effective as of May 30, 2006, is made by and between HEALTH FITNESS CORPORATION, a Minnesota corporation (the "Borrower"), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (the "Bank").

                                    Recitals

          The Borrower and the Bank are parties to a Credit Agreement dated as of August 22, 2003, as amended by a First Amendment to Credit Agreement dated as of December 5, 2003, by a Second Amendment to Credit Agreement and Waiver of Defaults dated as of May 14, 2004, and by a Third Amendment to Credit Agreement and Consent dated as of December 29, 2004 (as so amended, the "Credit Agreement"). Capitalized terms used in these recitals have the meanings given to them in the Credit Agreement unless otherwise specified.

          The Borrower has requested that certain amendments be made to the Credit Agreement. The Bank is willing to grant the Borrower's requests pursuant to the terms and conditions set forth herein.

          NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, it is agreed as follows:

          1. Definitions. All terms defined in the Credit Agreement that are not otherwise defined herein shall have the meanings given them in the Credit Agreement. In addition, the following definitions in Section 1.1 are amended:

          "Facility Amount" means $7,500,000, reducing by $250,000 on September 30, 2003, and on the last day of each calendar quarter thereafter until reduced to $3,500,000, unless the Borrower further reduces such amount pursuant to Section 2.9, in which event it means such further reduced amount.

          "Maturity Date" means June 30, 2008.

          2. Reporting. Sections 5.1(b) and (d) of the Credit Agreement are amended to read as follows:

          (b) As soon as available and in any event within 45 days after the end of each calendar quarter, consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such quarter and related consolidated statements of earnings and cash flows of the Borrower and its Subsidiaries for such quarter and for the year to date, in reasonable detail and stating in comparative form the figures for

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     the corresponding date and period in the previous year, all prepared in accordance with GAAP, subject to year-end audit adjustments.

          (d) If the outstanding principal balance of the Advances exceeds $2,000,000 at any time during any month, a Borrowing Base Certificate as of the last day of the most recently ended month or, if not available, as of the last day of the month preceding the most recently ended month, properly executed by the chief financial officer of the Borrower, together with such agings of accounts receivable and other supporting documentation as the Bank may require.

          3. No Other Changes. Except as explicitly amended by this Amendment, all of the terms and conditions of the Credit Agreement shall remain in full force and effect and shall apply to any advance or letter of credit thereunder.

          4. Conditions. This Amendment shall be effective only if the Bank has received, on or before the date hereof (or such other date as the Bank may agree to in writing), this Amendment, duly executed by the Borrower.

          5. Representations and Warranties. The Borrower hereby represents and warrants to the Bank as follows:

          (a) The Borrower has all requisite power and authority to execute this Amendment and to perform all of its obligations hereunder, and this Amendment has been duly executed and delivered by the Borrower and constitutes the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms.

          (b) The execution, delivery and performance by the Borrower of this Amendment have been duly authorized by all necessary corporate action and do not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to the Borrower, or the articles of incorporation or by-laws of the Borrower, or (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected.

          (c) All of the representations and warranties contained in Article IV of the Credit Agreement are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

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          6. No Other Waiver. The execution of this Amendment any documents related hereto shall not be deemed to be a waiver of any Default or Event of Default under the Credit Agreement or breach, default or event of default under any Security Document or other document held by the Bank, whether or not known to the Bank and whether or not existing on the date of this Amendment.

          7. Release. The Borrower hereby absolutely and unconditionally releases and forever discharges the Bank, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the Borrower has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown.

          8. References. All references in the Credit Agreement to "this Agreement" shall be deemed to refer to the Credit Agreement as amended hereby; and any and all references in the Loan Documents to the Credit Agreement shall be deemed to refer to the Credit Agreement as amended hereby.

          9. Miscellaneous. The Borrower shall pay all costs and expenses of the Bank, including attorneys' fees, incurred in connection with the drafting and preparation of this Amendment and any related documents. Except as amended by this Amendment, all of the terms and conditions of the Credit Agreement shall remain in full force and effect. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts of this Amendment, taken together, shall constitute but one and the same instrument. This Amendment shall be governed by the substantive law of the State of Minnesota.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

WELLS FARGO BANK, NATIONAL              HEALTH FITNESS CORPORATION
ASSOCIATION


By /s/ Kent Paulson                     By /s/ Wesley W. Winnekins
   ----------------------------------      -------------------------------------
   Kent Paulson                            Wesley W. Winnekins
   Its Vice President                      Its Chief Financial Officer and
                                           Treasurer

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